EXHIBIT 19.1

PAMT CORP

INSIDER TRADING POLICY

It is the policy of PAMT CORP (the “Company”) that the Company’s directors and executive officers and other persons in possession of material non-public information regarding the Company shall abide by certain restrictions in trading securities of the Company and certain other publicly traded companies and adhere to certain procedures in complying with such restrictions, as set forth below.

Section I of this policy applies only to members of the Company’s Board of Directors (“Directors”) and those officers of the Company that are subject to reporting requirements under Section 16 of the Securities Exchange Act of 1934, as amended (the “1934 Act”) (“Officers”). The remaining sections of this policy apply to all Directors, Officers and other employees of the Company or its subsidiaries who, in the course of their employment, regularly have access to confidential, material non-public information regarding the Company or its subsidiaries (“Covered Employees”).

I.	Section 16(a) Filings

All Forms 3, 4 and 5 for the Company’s Directors and Officers will be prepared by the office of the Chief Financial Officer or by outside counsel to the Company. Information regarding changes in beneficial ownership should be forwarded to the Chief Financial Officer or his or her designee immediately for timely filing of the Form 4, which is generally due within two business days of the beneficial ownership change, or to make a determination that reporting may be deferred to Form 5 or that no reporting is required. The office of the Chief Financial Officer will retain a copy of each Form 3, 4 and 5 in its files. Directors and Officers may want to exercise a Power of Attorney enabling the Chief Financial Officer and/or the Company’s outside counsel to sign Forms 3, 4 and 5 on their behalf. If so, please contact the Chief Financial Officer.

II.	Consultation with the Office of the Chief Financial Officer

Directors, Officers and Covered Employees should contact the office of the Chief Financial Officer before they, or any family member living in their household or any trust or entity over which they have or share control, buy, sell, gift or otherwise acquire, transfer or dispose of any Company securities or enter into, modify or terminate any trading plan under Rule 10b5-1 of the 1934 Act or any similar written trading arrangement for Company securities. Directors, Officers and Covered Employees should also contact the office of the Chief Financial Officer before trading in any securities of another publicly traded company while in possession of non-public information that relates to or may impact such company and that was obtained through their role with the Company or any of its subsidiaries. This will enable the Company to determine that no circumstances exist which might subject the Director or Officer to a charge of trading on the basis of material non-public information. It will also enable the Company to assist the Director or Officer to be in compliance with the applicable requirements of Section 16 of the 1934 Act and Rule 144 under the Securities Act of 1933, as amended (the “1933 Act”), and will ensure that the Company’s records with respect to the Director’s, Officer’s or Covered Employee’s ownership of Company stock are up to date and that the Company is able to comply with certain related disclosure requirements under the 1934 Act.

III.	Trading Windows

As a matter of general practice, Directors, Officers and Covered Employees should transact purchases or sales of Company securities only during open trading windows. The trading window will be open beginning on the second trading day after the day on which the Company makes a public release of quarterly results for that quarter and ending at the close of trading on the fifteenth calendar day prior to the last day of that quarter. This “open-window” trading practice has been instituted to help avoid exposure to liability due to Rule 10b-5 of the 1934 Act and other securities laws and to prevent public embarrassment to the Company and the insider involved which invariably attaches whenever insider trading is alleged to have occurred. However, even when the Director, Officer or Covered Employee is inside the “open-window,” no transaction should be entered into in violation of Rule 10b-5 prohibiting the use of inside information, and all transactions should be carried out in compliance with Section 16 of the 1934 Act and Rule 144 of the 1933 Act.

IV.	Insider Trading

Directors, Officers and Covered Employees should not buy or sell any Company securities or the securities of any other publicly traded company while in possession of material non-public information regarding the Company or that relates to or may impact such other company, or during any period for which the Company has recommended the suspension of trading. Such periods usually relate to the time between the internal identification of material information and the public disclosure of that information. In addition, please be reminded that Directors, Officers and Covered Employees are prohibited from discussing, disclosing, sharing, providing or otherwise disseminating to or with persons outside the Company any material non-public information or non-public financial information about the Company or any other publicly traded company, particularly to the extent that it relates to or affects the quarter to be reported on by the Company. This would include, without limitation, information on sales, costs, revenues, or other profit or loss amounts, material news regarding acquisitions, capital markets transactions, changes in capital structure, management changes, business or operational developments, customers, etc. The unauthorized disclosure of such information could result in serious consequences to the Company, whether or not such disclosure is made for the purpose of facilitating improper trading in securities. These trading restrictions shall continue to apply to securities transactions even after separation from service with the Company. If an individual is in possession of material, non-public information when he or she separates from service with the Company, whether voluntarily or involuntarily, that individual may not trade in securities of the Company or of any other impacted company or disclose such information to other persons until that information has become public or is no longer material.

V.	Hedging

Short-term investment activity in the Company’s securities, such as trading in or writing options, arbitrage trading or “day trading,” is not appropriate under any circumstances, and accordingly is prohibited. In addition, Directors, Officers and Covered Employees should not take “short” positions in the Company’s securities. The Company also prohibits Directors, Officers and Covered Employees from engaging in hedging or monetization transactions, including the through use of financial instruments such as prepaid variable forwards, equity swaps, collars, exchange funds, and any other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, without pre-approval of the Chief Financial Officer.